EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Bright Mountain Media, Inc. (the “Company”) on Form S-8 (Nos. 333-268039 and 333-204882) of our report dated April 1, 2024, relating to the consolidated financial statements of Bright Mountain Media, Inc., included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
April 1, 2024